UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. __)*

Under the Securities Exchange Act of 1934

Cazoo Group Ltd

(Name of Issuer)

Class A Ordinary Shares, par value $0.0001 per share

(Title of Class of Securities)

G2007L105

(CUSIP Number)

February 28, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G2007L105	SCHEDULE 13G	Page 2 of 11

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mubadala Investment Company PJSC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 8,024,040
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 8,024,040
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,024,040
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (1)
12		TYPE OF REPORTING PERSON (See Instructions) CO

(1)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the 759,451,810 shares of Class A ordinary shares, par value $0.0001 per share, disclosed as outstanding as of January 31, 2022 by the Issuer in the prospectus filed with the Securities and Exchange Commission on February 16, 2022.

CUSIP No. G2007L105	SCHEDULE 13G	Page 3 of 11

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mamoura Diversified Global Holdings PJSC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 8,024,040
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 8,024,040
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,024,040
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (2)
12		TYPE OF REPORTING PERSON (See Instructions) CO

(2)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the 759,451,810 shares of Class A ordinary shares, par value $0.0001 per share, disclosed as outstanding as of January 31, 2022 by the Issuer in the prospectus filed with the Securities and Exchange Commission on February 16, 2022.

CUSIP No. G2007L105		SCHEDULE 13G	Page 4 of 11

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 94th Investment Company LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 8,024,040
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 8,024,040
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,024,040
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (3)
12	TYPE OF REPORTING PERSON (See Instructions) CO

(3)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the 759,451,810 shares of Class A ordinary shares, par value $0.0001 per share, disclosed as outstanding as of January 31, 2022 by the Issuer in the prospectus filed with the Securities and Exchange Commission on February 16, 2022.

CUSIP No. G2007L105	SCHEDULE 13G	Page 5 of 11

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MIC Capital Management UK LLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 30,197,618
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 30,197,618
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,197,618
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (4)
12	TYPE OF REPORTING PERSON (See Instructions) IA

(4)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the 759,451,810 shares of Class A ordinary shares, par value $0.0001 per share, disclosed as outstanding as of January 31, 2022 by the Issuer in the prospectus filed with the Securities and Exchange Commission on February 16, 2022.

CUSIP No. G2007L105	SCHEDULE 13G	Page 6 of 11

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MIC Capital Partners (Ventures) Europe Parallel (Luxembourg) Aggregator SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 22,694,555
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 22,694,555
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,694,555
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0% (5)
12		TYPE OF REPORTING PERSON (See Instructions) OO

(5)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the 759,451,810 shares of Class A ordinary shares, par value $0.0001 per share, disclosed as outstanding as of January 31, 2022 by the Issuer in the prospectus filed with the Securities and Exchange Commission on February 16, 2022.

CUSIP No. G2007L105	SCHEDULE 13G	Page 7 of 11

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MIC Capital Partners (Public) Parallel Cayman, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 7,503,063
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 7,503,063
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,503,063
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0% (6)
12		TYPE OF REPORTING PERSON (See Instructions) PN

(6)	The information set forth herein regarding percentages of beneficial ownership is based upon information obtained from the Issuer regarding the 759,451,810 shares of Class A ordinary shares, par value $0.0001 per share, disclosed as outstanding as of January 31, 2022 by the Issuer in the prospectus filed with the Securities and Exchange Commission on February 16, 2022.

CUSIP No. G2007L105	SCHEDULE 13G	Page 8 of 11

Item 1.

(a)	Name of Issuer:

Cazoo Group Ltd.

(b)	Address of Issuer’s Principal Executive Offices:

41 Chalton Street, London, NW1 1JD, United Kingdom

Item 2.

(a)	Name of Person Filing:
(i)	Mubadala Investment Company PJSC
(ii) (iii) (iv) (v) (vi)

Mamoura Diversified Global Holdings PJSC

94th Investment Company LLC

MIC Capital Management UK LLP

MIC Capital Partners (Ventures) Europe Parallel (Luxembourg) Aggregator SCSp

MIC Capital Partners (Public) Parallel Cayman, LP

(b)	Address of Principal Business Office or, if none, Residence:
(i) (ii) (iii) (iv) (v) (vi)

Mamoura A Buildings Abu Dhabi, 45005 United Arab Emirates

Mamoura A Buildings Abu Dhabi, 45005 United Arab Emirates

PO Box 45005 Muroor Road, Abu Dhabi, United Arab Emirates

Floor 7, 25 Berkeley Square, London, United Kingdom

19 Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg

Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman, Cayman Islands KY1-1104

(c)	Citizenship:
Please refer to Item 4 on each cover page for each Reporting Person.

(d)	Title of Class of Securities:

Class A Ordinary Shares, par value $0.0001 per share

(e)	CUSIP Number:

G2007L105

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4. Ownership.

(a)	Amount Beneficially Owned: The responses of the Reporting Persons to Rows (5) through (11) of the cover pages of this Statement are incorporated herein by reference.
(b)	Percent of Class: The responses of the Reporting Persons to Row (11) of the cover pages of this Statement are incorporated herein by reference.
(c)	Number of shares as to which the person has: The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this Statement are incorporated herein by reference.

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

CUSIP No. G2007L105	SCHEDULE 13G	Page 9 of 11

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Member of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G2007L105	SCHEDULE 13G	Page 10 of 11

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Mubadala Investment Company PJSC

March 7, 2022
Date

/s/ Samer Halawa
Signature

Samer Halawa /Chief Legal Officer
Name/Title

Mamoura Diversified Global Holdings PJSC

March 7, 2022
Date

/s/ Samer Halawa
Signature

Samer Halawa /Chief Legal Officer
Name/Title

94th Investment Company LLC

March 7, 2022
Date

/s/ Samer Halawa
Signature

Samer Halawa /Chief Legal Officer
Name/Title

MIC Capital Management UK LLP

March 7, 2022
Date

/s/ Rodney Cannon
Signature

Rodney Cannon, General Counsel
Name/Title

MIC Capital Partners (Ventures) Europe Parallel (Luxembourg) Aggregator SCSp

March 7, 2022
Date

/s/ Rodney Cannon
Signature

Rodney Cannon, Manager
Name/Title

MIC Capital Partners (Public) Parallel Cayman, LP

March 7, 2022
Date

/s/ Rodney Cannon
Signature

Rodney Cannon /Manager
Name/Title

CUSIP No. G2007L105	Page 11 of 11

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13G filed herewith shall be filed on behalf of each of the undersigned.

Mubadala Investment Company PJSC

March 7, 2022
Date

/s/ Samer Halawa
Signature

Samer Halawa /Chief Legal Officer
Name/Title

Mamoura Diversified Global Holdings PJSC

March 7, 2022
Date

/s/ Samer Halawa
Signature

Samer Halawa /Chief Legal Officer
Name/Title

94th Investment Company LLC

March 7, 2022
Date

/s/ Samer Halawa
Signature

Samer Halawa /Chief Legal Officer
Name/Title

MIC Capital Management UK LLP

March 7, 2022
Date

/s/ Rodney Cannon
Signature

Rodney Cannon, General Counsel
Name/Title

MIC Capital Partners (Ventures) Europe Parallel (Luxembourg) Aggregator SCSp

March 7, 2022
Date

/s/ Rodney Cannon
Signature

Rodney Cannon, Manager
Name/Title

MIC Capital Partners (Public) Parallel Cayman, LP

March 7, 2022
Date

/s/ Rodney Cannon
Signature

Rodney Cannon /Manager
Name/Title